Exhibit 99.1

Status of Former Mervyn’s Stores in the Macerich Portfolio

Count	Center Name	City, State

Former Mervyn’s at Malls owned by Macerich (13)
Forever 21
1	Arrowhead Towne Center	Glendale, AZ
2	Lakewood Center	Lakewood, CA
3	Los Cerritos Center	Cerritos, CA
4	South Towne Center & Marketplace	Sandy, UT
5	Victor Valley, Mall of	Victorville, CA
6	Inland Center	San Bernardino, CA
7	Northridge Mall	Salinas, CA
Kohl’s
1	Northgate Mall	San Rafael, CA
2	Stonewood Mall	Downey, CA
Cabela’s
1	Mesa Mall	Grand Junction, CO
Vacant
1	Camelback Colonnade	Phoenix, AZ
2	Desert Sky Mall	Phoenix, AZ
3	South Plains Mall	Lubbock, TX

Former Mervyn’s at a Mall managed by Macerich (1)
Forever 21
1	Montebello Town Center	Montebello, CA

Former Mervyn’s at Malls not owned or managed by Macerich (23)
Forever 21
1	Crossroads Plaza	Calexico, CA
2	Mall Del Norte	Laredo, TX
3	Sunland Park Mall	El Paso, TX
4	Tucson Mall	Tucson, AZ
5	Valle Vista Mall	Harlingen, TX
Kohl’s
1	Brickyard Plaza	Salt Lake City, UT
2	Southland Mall	Hayward, CA
3	Whittwood Towne Center	Whittier, CA
Burlington Coat Factory (To open 3/10)
1	Chula Vista Center	Chula Vista, CA
Vacant
1	Cottonwood Mall	Albuquerque, NM
2	Fallbrook Mall	West Hills, CA
3	Freestanding	Marysville, CA
4	Goodyear Centerpointe	Goodyear, AZ
5	Janss Marketplace	Thousand Oaks, CA
6	Jess Ranch Marketplace	Apple Valley, CA
7	Mervyn’s Plaza	Yuma, AZ
8	Midland Plaza	Midland, TX
9	Milpitas Town Center	Milpitas, CA
10	Newgate Mall	Ogden, UT
11	Plaza 580	Livermore, CA
12	Santa Fe Place	Santa Fe, NM
13	Valley Fair Mall	West Valley City, UT
14	Washington Square	Petaluma, CA
37	Total Former Mervyn’s Owned by Macerich

Former Mervyn’s Owned by a Third Party, at a Mall owned by Macerich (1)
Kohl’s
1	Capitola Mall	Capitola, CA

38	Former Mervyn’s in the Macerich Portfolio